                                                                   Years ended December 31,
                                                 -----------------------------------------------------
                                                   2000       1999        1998       1997       1996
                                                   -----      -----       -----      -----      -----

    Earnings (loss) from                      $   12,556     12,619      12,390      6,802      3,208
    operations
    Less: sales of residential
    property, net
    of cost of residential property
    sold                                               -          -           -          -          -
    Add:
      Interest expense                            16,355     14,062      12,081     12,555     12,354
      Interest portion of                            224        234         260        225        227
    rentals (2)
                                                 --------  ---------   ---------  ---------  ---------
    Earnings available for fixed              $   29,135     26,915      24,731     19,582     15,789
    charges                                      ========  =========   =========  =========  =========

    Fixed Charges:
      Interest expense (3)                        16,355     14,062      12,081     12,555     12,354
      Interest capitalized                         1,142        242         873        445        104
      Interest portion of                            224        234         260        225        227
      rentals (2)                                --------  ---------   ---------  ---------  ---------
    Fixed Charges                             $   17,721     14,538      13,214     13,225     12,685
                                                 ========  =========   =========  =========  =========

    Ratio of earnings to fixed                $     1.65       1.85        1.87       1.48       1.24
    charges

    Excess of Fixed Charges over Earnings     $     -          -           -          -          -

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